De Joya Griffith & Company, LLC

Certified Public Accountants & Consultants

January 25, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

RE: Chancellor Group, Inc.

We have read the statements that we understand Chancellor Group, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC
Certified Public Accountants